EXHIBIT 4.1



                                  FORM OF NOTE

# ____________


                           AMERICAN UNITED GLOBAL, INC
                    7.5% CONVERTIBLE SECURED PROMISSORY NOTE
                              DUE ___________, 2007


$______________                                             ________, 2002


     FOR VALUE RECEIVED, the undersigned, AMERICAN UNITED GLOBAL, INC., a Delaware corporation with an office at 11108 NE 106th Place, Kirkland, Washington, 98033 ("AUGI"), promises to pay to _________________________ with an address at_____________________________  ("Holder"), on ___________, 2007 except as otherwise provided herein (the "Maturity Date"), the principal amount of ($____________ ) Dollars in lawful money of the United States of America the "Principal") together with all accrued interest.

     Each Note has been issued as part of a rights offering (the "Offering")by AUGI to its shareholders who hold at least 100 shares of AUGI common stock on ________, 2002 (the "Record Date"). Pursuant to the Offering every 100 shares of AUGI common stock entitled the shareholder thereof to receive one right to purchase a Unit in the principal amount of $666. This Note is one of a series of notes (collectively the "Notes"), all with the same terms and conditions as those set forth herein, which may be issued by AUGI pursuant to the Offering for up to the aggregate principal amount of Three Million Dollars ($3,000,000). To participate in the Offering shareholders were require to exercise their rights during a period of fifteen (15) days from __________, 2002 and to 5:00 p.m. New York time, on ________, 2002.

     The Note is convertible into AUGI's common stock, par value $0.01 per share (the "Common Stock"), all as set forth below. The Note bears simple interest ("Interest") at the annual rate of seven and one-half percent (7.5%), payable quarterly, in cash, or at AUGI's option in common stock, until the Principal and all accrued Interest thereon (collectively the "Obligations") shall be paid in full.

1.       Interest.
         --------

     AUGI will pay Interest on the first day of each January, April, July and October (the "Interest Payment Dates") commencing on __________, 200_. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of delivery of the Note. Interest will be computed on the basis of a 360-day year of twelve 30 day months.


2.       Method of Payment.
         -----------------

     AUGI will pay the Principal due under the Note in money of the United States that at the time of payment is legal tender for the payment of public and private debts. AUGI may, however, pay Principal and Interest by its check, subject to collection, payable in such money.

     In the event that AUGI pays the Interest due under the Notes in common stock, the price at which the repayment will be the greater of $0.50 or the ten-day average closing price of the common stock, as reported on the OTCBB (or other exchange), prior to the date of payment. Interest on the Note will accrue from the date of delivery of the Note. Holder must surrender this Note to AUGI to collect Principal payments.

3.       Conversion.
         ----------

     (a) Holder's right to Convert. Holder shall have the right, at any time commencing on July 31, 2003 until the close of business on the business day preceding the day the Obligations are paid in full, if not earlier prepaid by AUGI, to cause the conversion of all or any portion of the Principal and unpaid Interest, if any, outstanding at the time such conversion is effected (the "Convertible Obligations") into shares of Common Stock (the "Conversion Shares"). The price for conversion, subject to adjustment as provided in SECTION 4 below, shall be fifty cents per share, so that every dollar of Principal and Interest, if any, due under the Note, at the time of conversion, shall be convertible into two (2) shares of Common Stock.

     (b) Manner of Conversion. Holder may exercise his conversion right by giving notice thereof to AUGI setting forth the amount of the Convertible Obligations to be converted. Within 15 days after the giving of such notice AUGI shall issue the number of Conversion Shares into which the Convertible Obligations are to be converted in accordance with the conversion price and deliver to Holder a certificate or certificates therefore, registered in his name, representing such Shares against delivery to AUGI of this Note marked paid in full. If only a portion of the Convertible Obligations then outstanding is converted, AUGI shall deliver to Holder, together with the aforesaid certificate(s), a new promissory note, in form and substance identical to this Note, except that the principal amount thereof shall equal that portion of the Obligations then outstanding which has not been converted.

     (c) Taxes on Shares Issued. The issue of stock certificates on conversions of this Note shall be made without charge to Holder for any tax in respect of such issue. AUGI shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in any name other than that of Holder, and AUGI shall not be required to issue or deliver any certificates representing such Common Stock unless and until the person or persons requesting the issue thereof shall have paid to AUGI the amount of such tax or shall have established to the satisfaction of AUGI that such tax has been paid.

     (d) Covenants of AUGI Relating to Conversion. AUGI covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations:

          (i) it shall provide, free from preemptive rights, out of its authorized but unissued shares, sufficient shares to provide for the conversion of this Note from time to time as the Notes are presented for conversion; and

          (ii) all shares which may be issued upon conversion of this Note will upon issue be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and will not be subject to the preemptive rights of any stockholder of AUGI.



4.       Adjustment in Conversion Price.
         ------------------------------

     (a) Adjustment for Change in Capital Stock. Except as provided in PARAGRAPH 4 (h) below, if AUGI shall (i) declare a dividend on its outstanding Common
Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which AUGI is the continuing corporation), then in each such case the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that if the Note is thereafter converted, Holder may receive the number and kind of shares which he would have owned immediately following such action if he had converted the Note immediately prior to such action. Such adjustment shall be made successively whenever such an event shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.


     (b) Action to Permit Valid Issuance of Common Stock. Before taking any action which would cause an adjustment reducing the conversion price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted conversion price.

     (c) Minimum Adjustment. No adjustment in the conversion price shall be required if such adjustment is less than 1% of the existing conversion price at the time of such determination; provided, however, that any adjustments which by reason of this PARAGRAPH 4 (F) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this SECTION 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     (d) Deferral of Adjustment. In any case in which this SECTION 4 shall require that an adjustment in the conversion price be made effective as of a record date for a specified event, if the Note shall have been converted after such record date AUGI may elect to defer until the occurrence of such event issuing to Holder the shares, if any, issuable upon such conversion over and above the shares, if any, issuable upon such conversion on the basis of the conversion price in effect prior to such adjustment; provided, however, that AUGI shall deliver to Holder a due bill or other appropriate instrument evidencing Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

     (e) When No Adjustment Required. No adjustment need be made for a transaction referred to in PARAGRAPH 4 (A)above if Holder is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve Holder's percentage equity participation in the Common Stock upon conversion of the Note. No adjustment need be made for sales of Common Stock pursuant to a Company plan for reinvestment of dividends or interest, the granting of options and/or the exercise of options outstanding under any of AUGI's currently existing stock option plans, the exercise of any other of AUGI's currently outstanding options, or any currently authorized warrants, whether or not outstanding.

     (f) Notice of Adjustment. Whenever the conversion price is adjusted, AUGI shall promptly mail to Holder a notice of the adjustment together with a certificate from AUGI's Chief Financial Officer briefly stating (i) the facts requiring the adjustment, (ii) the adjusted conversion price and the manner of computing it, and the date on which such adjustment becomes effective. The certificate shall be evidence that the adjustment is correct, absent manifest error.

     (g) Notice of Certain Transactions. If (i) AUGI takes any action that would require an adjustment in the conversion price pursuant to this SECTION 4; or
(ii) there is a liquidation or dissolution of AUGI, AUGI shall mail to Holder a notice stating the proposed record date for a distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. AUGI shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

     (h) Reorganization of Company. If AUGI and/or the holders of Common Stock are parties to a merger, consolidation or a transaction in which (i) AUGI transfers or leases substantially all of its assets; (ii) AUGI reclassifies or changes its outstanding Common Stock; or (iii) the Common Stock is exchanged for securities, cash or other assets; the person who is the transferee or lessee of such assets or is obligated to deliver such securities, cash or other assets shall assume the terms of this Note. If the issuer of securities deliverable upon conversion of the Note is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in such assumption. The assumption agreement shall provide that the Holder may convert the Convertible Obligations into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer, lease or exchange if he had converted the Note immediately before the effective date of the transaction. The assumption agreement shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this SECTION 4. The successor company shall mail to Holder a notice briefly describing the assumption agreement. If this Paragraph applies, PARAGRAPH 4 (A) above does not apply.

     (i) AUGI Determination Final. Any determination that AUGI or its Board of Directors must make pursuant to SECTION 3 or this SECTION 4 shall be conclusive, absent manifest error.

5.       Representations and Warranties of AUGI.
         ---------------------------------------

     AUGI represents and warrants that it: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to own its properties and assets it now owns; (ii) has full power and authority to execute and deliver this Note, and that the execution and delivery of this Note will not result in the breach of or default under, with or without the giving of notice and/or the passage of time, any other agreement, arrangement or indenture to which it is a party or by which it may be bound, or the violation of any law, statute, rule, decree, judgment or regulation binding upon it; and (iii) has taken and will take all acts required, including but not limited to authorizing the signatory hereof on its behalf to execute this Note, so that upon the execution and delivery of this Note, it shall constitute the valid and legally binding obligation of AUGI enforceable in accordance with the terms thereof.

6.       Defaults and Remedies.
         ---------------------

     (a) Events of Default. The occurrence or existence of any one or more of the following events or conditions (regardless of the reasons therefore) shall constitute an "Event of Default" hereunder:

          (i) AUGI shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms hereof and such failure shall remain uncured for a period of 30 days after notice thereof has been given by Holder to AUGI;

          (ii) AUGI shall fail at any time to be in material compliance with any of the covenants set forth in Paragraph 3 (d) of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note to be complied with, performed, kept or observed by AUGI and such failure shall remain uncured for a period of 30 days after notice thereof has been given by Holder or the Agent to AUGI;

          (iii)A case or proceeding shall have been commenced against AUGI in a court having competent jurisdiction seeking a decree or order in respect of AUGI, (A) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of AUGI, or (C) ordering the winding-up or liquidation of the affairs of AUGI, or any of its subsidiaries, and such case or proceeding shall remain unstayed or undismissed for a period of 90 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

          (iv) AUGI, or any of its subsidiaries, if any, shall (A) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (B) consent to the institution of proceedings thereunder or to the filing  of any  such  petition  or to the  appointment  of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of AUGI, or any of its subsidiaries, or any of their respective properties.

     (b) Remedies. Upon the occurrence of an event of Default specified in Paragraphs 6 (iii) and (iv) above, all Obligations then remaining unpaid hereunder shall immediately become due and payable without notice. Upon the occurrence of any other Event of Default, the holders of at least 51% in principal amount of the Notes may thereafter, at their option immediately by notice to AUGI, declare all Obligations then remaining unpaid hereunder immediately due and payable, whereupon the same shall forthwith mature and become due and payable, without any further notice to AUGI and without presentment, demand, protest or notice of protest, all of which are hereby waived by AUGI. Upon a declaration of acceleration, the entire Obligations then remaining unpaid hereunder shall become immediately due and payable in full plus all reasonable costs and expenses of the collection and enforcement of this Note, including reasonable attorney's fees and expenses, all of which shall be added to the amount due under this Note. The rights, powers, privileges and remedies of Holder pursuant to the terms hereof are cumulative and not exclusive of any other rights, powers, privileges and remedies which Holder may have under this Note or any other instrument or agreement.

7.      AUGI's Right to Prepay.
         -----------------------

     AUGI may prepay this Note or any portion thereof at any time on not less than 10 day's notice to Holder together with accrued Interest to the date fixed for repayment.

8.      Limitation of Liability.
         -----------------------

     A director, officer, employee or stockholder, as such, of AUGI shall not have any liability for any obligations of AUGI under this Note or for any claim based on, in respect or by reason of such obligations or their creation. Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.




9.      Reservation of Shares
         ---------------------

     AUGI shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the issuance of stock upon conversion of this Note, such number of shares as shall from time to time be sufficient to effect the issuance of shares of Common Stock upon conversion of this Note.

10.      Miscellaneous.
         -------------

     (a) Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by Holder with respect to this Note shall operate as a waiver or as an acquiescence in any default.

     (b) Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by Holder shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Holder.

     (c) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

     (d) Headings. The headings and captions of the various paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

     (e) Loss, Theft, Destruction or Mutilation. Upon receipt by AUGI of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, AUGI shall make and deliver or caused to be made and delivered to Holder a new Note of like tenor in lieu of this Note.

     (f) Modification of Note or Waiver of Terms Thereof Relating to Holder. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Holder and AUGI and then only to the extent set forth in such writing, nor shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by Holder.

     (g) Notice. All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.
(h) Successors and Assigns. This Note shall be binding upon AUGI, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Holder and its successors and assigns.

     (i) Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby, so long as this Note still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void.

     IN WITNESS WHEREOF, AUGI has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

                                       American United Global, Inc.



                                       By:
                                            ------------------------------------
                                            Robert M. Rubin, President
                                            and Chief Executive Officer

ATTEST:
         -----------------------------
         David M. Barnes
         Chief Financial Officer